EXHIBIT 2

Schedule of Transactions in Shares

The following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons or on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 pm, New York City time, on December 19, 2019.

Tivity Health, Inc.

Trade Date	Transaction	Security	Quantity Bought (Sold)	Unit Cost(1)
11/13/2019	Buy	Common Stock	3,714	$17.77(2)
12/9/2019	Buy	Common Stock	150,972	$20.03(3)
12/10/2019	Buy	Common Stock	103,048	$19.70(4)
12/17/2019	Buy	Common Stock	57,000	$19.19(5)
12/19/2019	Buy	Common Stock	34,361	$19.49(6)

(1)	Excludes brokerage commissions and other costs of execution.
(2)

The price reported is a weighted average price. These shares were bought in transactions through a broker-dealer at prices ranging from $17.69 to $17.86, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 2.

(3)

The price reported is a weighted average price. These shares were bought in transactions through a broker-dealer at prices ranging from $19.74 to $20.31, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 3.

(4)

The price reported is a weighted average price. These shares were bought in transactions through a broker-dealer at prices ranging from $19.51 to $20.00, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 4.

(5)

The price reported is a weighted average price. These shares were bought in transactions through a broker-dealer at prices ranging from $19.11 to $19.50, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 5.

(6)

The price reported is a weighted average price. These shares were bought in transactions through a broker-dealer at prices ranging from $19.44 to $19.50, inclusive. Hudson Executive and the other Reporting Persons undertake to provide the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares sold at each separate price within the range set forth in this footnote 6.